As filed with the Securities and Exchange Commission on January 30, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE CAROLINAS CORPORATION

(Exact name of Registrant as specified in its charter)

North Carolina	20-4989192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

135 Boxwood Village Drive Mocksville, North Carolina 27028 (Address of Registrant’s principal executive offices, including zip code)

(336) 751-5755

Registrant’s telephone number, including area code

Copy to:

Robert E. Marziano Bank of the Carolinas Corporation 135 Boxwood Village Drive Mocksville, North Carolina 27028 (336) 751-5755	William R. Lathan, Jr., Esq. Ward and Smith, P.A. 1001 College Court New Bern, North Carolina 28562 (252) 672-5458

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $5.00 par value	100,000 shares	$10.93	$1,093,000	$43

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low reported sales prices of Registrant’s common stock on The Nasdaq Global Market on January 24, 2008.

PROSPECTUS DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus relates to 100,000 shares of Bank of the Carolinas Corporation’s common stock, $5.00 par value, that may be purchased under our Dividend Reinvestment and Stock Purchase Plan for the accounts of our shareholders who wish to participate in the Plan. The Plan is intended to provide our shareholders with a convenient and economical way of re-investing dividends paid on our common stock that they already own by purchasing additional shares of our common stock. Any record holder of our common stock is eligible to participate in the Plan.

Participants in the Plan may:

•	have cash dividends on all or part of their shares of our common stock automatically reinvested in additional shares of common stock at market-based prices; and

•

at their option, make additional cash payments to purchase additional shares of our common stock at market-based prices, provided that each payment is at least $50 and total payments by a participant in any calendar month do not exceed $1,000.

First-Citizens Bank & Trust Company serves as the Plan Administrator and purchasing agent for participants in the Plan. Shares purchased by the Plan Administrator for participants under the Plan will be outstanding shares purchased on the open market or in private transactions, or they may be newly issued shares purchased directly from us. We will pay all fees and brokerage commissions related to the purchase of shares under the Plan. The Plan is described under the heading “Terms and Conditions of the Plan” on page 3.

A shareholder may become a participant in the Plan by completing the Enrollment Agreement that accompanies this prospectus and returning it to the Plan Administrator. A shareholder who does not wish to participate in the Plan need not take any action and will continue to receive cash dividends, if and when declared, in the usual manner. Questions about the administration of the Plan should be directed to the Plan Administrator.

Our offices are located at 135 Boxwood Village Drive, Mocksville, North Carolina 27028 (telephone: (336) 751-5755). Our common stock is listed on The Nasdaq Global Market under the trading symbol “BCAR.” On January 28, 2008, the closing price for our common stock was $9.88.

You should read this prospectus carefully before participating in the Plan or purchasing any shares. Retain it for your future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of a bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in our common stock involves investment risk, including possible loss of principal.

The date of this Prospectus is January 30, 2008

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement we have filed with the Securities and Exchange Commission relating to shares of our common stock that will be purchased for the accounts of participants in the Plan. This prospectus provides you with the terms of the Plan. In deciding whether to participate in the Plan, you should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any person to provide you with other or different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted, and this prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities covered by this prospectus in any state or jurisdiction where, or to any person to whom, it is not lawful to make such an offer or solicitation.

Unless the context suggests otherwise, the terms “BOC,” “we,” “our” and “us” refer to Bank of the Carolinas Corporation. “The Bank” refers to our bank subsidiary, Bank of the Carolinas. The terms “stock” and “shares” refer to our common stock. The terms “you” and “your” refer to a prospective participant in the Plan.

TERMS AND CONDITIONS OF THE PLAN

The DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN permits record holders of BOC’s Common Stock who choose to participate to purchase additional shares of Common Stock by automatically reinvesting all or part of their cash dividends and by making optional cash payments.

The following, in question and answer format, are the terms and conditions of the Plan. If you submit an Enrollment Agreement to participate in the Plan, you will be agreeing that you adopt these terms and conditions and that they control your participation.

Definitions

1.	The following are definitions of some of the important terms used in the Plan.

Plan means the arrangement described below by which shares of Common Stock will be purchased on a Participant’s behalf and credited to the Participant’s Plan Account.

BOC means Bank of the Carolinas Corporation.

Shareholder means a record holder of BOC’s common stock.

Participant means a Shareholder who is eligible and satisfies all requirements to participate in the Plan as described below.

Plan Administrator means First-Citizens Bank & Trust Company acting in the manner described below as administrator of the Plan and as a Participant’s purchasing agent, or any successor Plan Administrator appointed from time to time by BOC.

Common Stock means shares of BOC’s common stock.

Plan Account means the account established in a Participant’s name on the Plan Administrator’s books and to which shares of Common Stock purchased on the Participant’s behalf under the Plan will be credited.

Cash Dividend means a dividend paid by BOC in cash on shares of Common Stock registered in a Participant’s name on BOC’s books or credited to the Participant’s Plan Account.

Cash Payment means an optional payment of funds made by a Participant to the Plan Administrator as described below which will be used (in addition to the Participant’s Cash Dividends) to purchase shares of Common Stock on the Participant’s behalf.

Enrollment Agreement means an agreement in a form provided by the Plan Administrator in which a Shareholder adopts the terms and conditions of the Plan and appoints the Plan Administrator as the Participant’s agent and which must be signed and delivered to the Plan Administrator in order for the Shareholder to become a Participant.

Purpose

2.	What is the purpose of the Plan?

The purpose of the Plan is to provide a simple and convenient way for Shareholders to reinvest their Cash Dividends by using them to purchase additional shares of Common Stock and, at their option, to purchase shares of Common Stock with additional Cash Payments they choose to make as described below.

As described in Question 15 below, shares of Common Stock purchased under the Plan may be outstanding shares purchased on the open market or in private transactions or they may be newly issued shares purchased directly from BOC.

Advantages

3.	What are the advantages of the Plan?

The Plan provides a convenient method by which Shareholders may:

•	automatically reinvest Cash Dividends in additional shares of BOC’s Common Stock;

•

at their option, and subject to certain limitations (as described in Questions 11 through 14 below), purchase additional shares of Common Stock by making additional Cash Payments regularly or from time to time;

•	minimize brokerage and other purchase expenses by combining purchases with those of other Participants; and

•	avoid safekeeping and record-keeping requirements and costs through the custodial and reporting features of the Plan.

Administration

4.	Who administers the Plan for Participants?

The Plan Administrator is First-Citizens Bank & Trust Company which also serves as the Registrar and Transfer Agent for BOC’s Common Stock. The Plan Administrator acts as purchasing agent by making purchases of Common Stock for Participants, arranges for the custody of certificates evidencing shares held in the Plan, keeps records and sends periodic Plan Account statements to Participants, and performs other duties relating to the Plan. Correspondence to the Plan Administrator should be directed to:

First-Citizens Bank & Trust Company

Shareholder Services Department—FCC61

Post Office Box 29522

Raleigh, North Carolina 27626-0522

Telephone: (877) 685-0576

In the future, the Plan Administrator may resign, or BOC may decide for any reason to change the Plan Administrator. In either case, BOC will appoint a successor Plan Administrator which agrees to assume the previous Plan Administrator’s duties under the Plan. BOC will notify you if a successor Plan Administrator is appointed.

Participation

5.	Who is eligible to participate in the Plan?

A person must be a Shareholder in order to be eligible to participate in the Plan. Persons who own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee) may not participate in the Plan unless they become record owners by having the number of shares they wish to have covered by the Plan transferred of record into their own names.

6.	How may Shareholders become Participants in the Plan?

To become a Participant in the Plan, a Shareholder must complete and sign an Enrollment Agreement and return it to the Plan Administrator.

7.	When may Shareholders join the Plan?

A Shareholder may return an Enrollment Agreement at any time. If the Shareholder’s Enrollment Agreement is received by the Plan Administrator, properly completed and signed, at least two business days before the record date established by BOC to determine the holders of Common Stock who are entitled to receive a particular Cash Dividend, then the Shareholder’s participation in the Plan for purposes of the reinvestment of Cash Dividends will commence with that dividend payment. If the Enrollment Agreement is received less than two business days before a dividend record date, then, at the option of the Plan Administrator, commencement of the Shareholder’s participation in the Plan for purposes of the reinvestment of Cash Dividends may be deferred until the next succeeding dividend payment.

8.	What does the Enrollment Agreement provide?

By signing an Enrollment Agreement, a Shareholder will appoint the Plan Administrator as his or her agent as described in the Plan and agree that all the terms and conditions of the Plan will apply to and control his or her participation. During the time a Shareholder is a Participant in the Plan, his or her Enrollment Agreement will authorize BOC to deliver to the Plan Administrator all Cash Dividends paid on shares of Common Stock designated by the Participant as being covered by the Plan. The Plan Administrator will use those Cash Dividends to purchase shares of Common Stock under the Plan for the Participant’s account.

9.	May Shareholders participate in the Plan as to less than all shares of Common Stock they hold of record?

Yes. A Shareholder may elect for all or any number of the shares of Common Stock registered in the Shareholder’s name to be covered by the Plan. Each Shareholder’s Enrollment Agreement must designate the number of shares to be covered by the Plan. If a Participate elects for fewer than all of the shares he or she holds of record to be covered, then dividends paid on only the covered shares will be delivered to the Plan Administrator, and dividends on the Participant’s remaining shares will continue to be paid to the Participant.

10.	After enrollment, may Participants change the number of shares covered by the Plan?

Yes. A Participant may change (increase or decrease) the number of shares of Common Stock registered in the Participant’s name which are covered by the Plan by completing a new Enrollment Agreement and returning it to the Plan Administrator. If a new Enrollment Agreement for a change in the number of shares covered by the Plan is received by the Plan Administrator less than two business days before the record date of a Cash Dividend, then, at the option of the Plan Administrator, that change will not become effective until the next Cash Dividend is paid.

All shares of Common Stock credited from time to time to a Participant’s Plan Account and held for the Participant by the Plan Administrator will continue to be covered by the Plan until they are distributed to the Participant as provided in Question 24 below.

Optional Cash Payments

11.	Who is eligible to make optional cash payments?

A Shareholder who is a Participant in the Plan for purposes of the reinvestment of Cash Dividends is eligible to make optional Cash Payments which will be used by the Plan Administrator to purchase additional shares of Common Stock for the Participant’s Plan Account. However, a Shareholder must be a Participant in the Plan as to some or all of the shares he or she already owns before any Cash Payments may be made.

12.	How should optional Cash Payments be made?

Cash Payments may be made by check or money order payable to “First Citizens Bank, Plan Administrator” and sent to the Plan Administrator (or made in a similar manner to any successor Plan Administrator appointed by BOC from time to time). Participants may include an initial Cash Payment with their Enrollment Agreements submitted to join the Plan. (However, a Cash Payment will not be accepted from any person who is not already a Shareholder.) Thereafter, each Cash Payment made by a Participant should be accompanied by the perforated form attached to the top of the Participant’s periodic Plan Account statements (described in Question 21 below). Participants should include their Plan account numbers on all checks or money orders. From time to time the Plan Administrator may permit Participants to make Cash Payments by other methods (including, for example, by automatic draft).

In order to avoid accumulations of cash in their Plan Accounts and still insure timely investment, Participants are urged to make all Cash Payments during any month so they are received by the Plan Administrator as close as possible to, but in no event later than, two business days before the next date on which purchases of Common Stock with Cash Payments will be made or will commence (as further explained in Question 16 below). By written request to the Plan Administrator, a Participant may obtain the return of any Cash Payment up to two business days before it is to be invested.

13.	Are Participants required to make Cash Payments in order to participate in the Plan?

No. Cash Payments are strictly voluntary on the part of Participants, and there is no obligation to make any Cash Payment at any time in order to remain a Participant or to participate in the Plan as to the reinvestment of Cash Dividends.

14.	Are there any limitations on the amounts of Cash Payments?

Yes. Each Cash Payment made by a Participant must be at least $50, and a Participant’s Cash Payments in the aggregate may not exceed $1,000 during any calendar month.

Purchases

15.	Where will the Plan Administrator purchase Common Stock for Participants’ Plan Accounts?

As further described below, the shares of Common Stock purchased for Participants from time to time by the Plan Administrator may be:

•	outstanding shares purchased on the open market or in private transactions (“Market Shares”);

•	newly issued shares purchased directly from BOC (“New Shares”); or they may be

•	a combination of Market Shares and New Shares.

Common Stock purchased by the Plan Administrator ordinarily will be Market Shares. However, at its sole discretion, from time to time BOC may elect that the Plan Administrator purchase New Shares. If BOC makes that election, all Common Stock purchased by the Plan Administrator after that will be New Shares until BOC elects for the Plan Administrator to resume purchases of Market Shares.

Notwithstanding the above, in the event that, at any time during any period when Market Shares are being purchased, the Plan Administrator has funds for the purchase of Common Stock but is unable to locate and purchase a sufficient number of Market Shares, or if for any other reason the Plan Administrator considers it advisable to do so, then at its sole discretion and without notice to Participants (but subject to BOC’s consent), the Plan Administrator may use all or any portion of those funds to purchase New Shares.

Purchases of Market Shares may be effected by the Plan Administrator in any manner it deems to be reasonable and appropriate, and, at its sole option and discretion, it may purchase Market Shares through a broker of its choosing (including the use of brokerage services provided by it or its affiliates) or in negotiated transactions without a broker, and the Plan Administrator may purchase shares that it holds.

16.	When and how will Common Stock be purchased by the Plan Administrator under the Plan?

Purchases of Market Shares or New Shares with Cash Dividends will be made in one or a series of transactions beginning promptly (but in any event within two business days) following the payment date of the Cash Dividends, and, at the Plan Administrator’s option, may be made together with purchases using Cash Payments received during the month in which the Cash Dividends are paid.

Purchases of Market Shares or New Shares with Cash Payments received no later than two business days prior to the last business day of each calendar month will be made in one or a series of transactions beginning on or about the first business day of the following month. Any Cash Payments not timely received by the Plan Administrator as described above may be held and invested with purchases for the next succeeding month. No interest will be paid on Cash Payments while they are held by the Plan Administrator.

Participants will become owners of the shares purchased for them under the Plan on the dates on which those shares are allocated by the Plan Administrator to their Plan Accounts on its books.

17.	At what price will shares of Common Stock be purchased under the Plan?

The price per share (“Price Per Share”) of Market Shares purchased for each Participant during any month with Cash Dividends and with Cash Payments will be calculated separately. Each Price Per Share will be equal to the aggregate purchase price of the total number of Market Shares purchased with Cash Dividends on the one hand, and with Cash Payments on the other hand (in either case whether in one or more transactions) for that month for all Participants, divided by the total number of Market Shares purchased for all Participants.

The Price Per Share of New Shares purchased by the Plan Administrator for each Participant with Cash Dividends and/or Cash Payments will be equal to the average of the high and low reported prices for BOC’s Common Stock on The Nasdaq Stock Market on the date those shares are purchased (or, if there is no reported transaction in the stock on that date, or if The Nasdaq Stock Market is closed on that date, the average of the high and low reported prices on the last preceding day on which there was a reported transaction).

18.	How many shares of Common Stock will be purchased for each Participant?

The number of shares of Common Stock purchased from time to time under the Plan for each Participant will depend on the amounts of that Participant’s Cash Dividends and Cash Payments (if any) and the Price Per Share of the Common Stock purchased. Each time Common Stock is purchased under the Plan, each Participant’s Plan Account will be credited with the number of shares (including any fractional share computed to four decimal places) equal to the total amount of funds invested under the Plan for that Participant (if any at that time), divided by the Price Per Share of the Common Stock purchased. The Plan Administrator will separately compute the number of shares to be credited to each Participant’s Plan account for purchases with Cash Dividends, and the number of shares to be credited for purchases with any Cash Payments made by the Participant.

19.	Will certificates be issued for shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased from time to time for a Participant will be held by the Plan Administrator and credited to the Participant’s Plan Account. Participants’ Plan Accounts will be maintained by the Plan Administrator on its records in the same name(s) (and form of ownership) in which the shares held of record by each Participant and covered by the Plan are registered. Certificates will not be issued to Participants for shares credited to their Plan Accounts until those shares are withdrawn. As described in Question 24 below, at any time Participants may withdraw shares credited to their Plan Accounts and receive certificates registered in their names for those shares.

Costs

20.	Are there any costs or expenses to Participants for participation in or in connection with purchases of Common Stock under the Plan?

Participants currently do not have to pay a fee for joining or participating in the Plan, and Participants are not charged any brokerage fees, commissions or other expenses on purchases of Market Shares or New Shares for their Plan Accounts under the Plan. BOC will pay all costs of administration of the Plan. However, BOC reserves the right in the future to impose a service charge, or to add brokerage fees, commissions and other expenses (including fees charged to BOC for the Plan Administrator’s services) to the cost of shares purchased for Plan Accounts. Participants will be notified before that happens.

Reports to Participant

21.	What kind of reports will be sent to Participants?

Each Participant will receive a statement at the end of each calendar quarter and at the end of each month (other than the last month of a calendar quarter) during which there has been a transaction affecting the Participant’s Plan Account. Each account statement will describe transactions since the date of the previous statement and will include information as to Cash Dividends and any Cash Payments received from or on behalf of and invested for the Participant, the number and Price Per Share of shares purchased (including fractional shares), total shares credited to the Participant’s Plan Account, and other account information for the year to date. All statements should be retained by the Participant for future reference. Each Participant’s statements will be sent to the Participant’s address reflected in BOC’s shareholder records.

Each Participant will continue to receive copies of BOC’s annual reports to shareholders, proxy statements and all other information sent by BOC to its shareholders.

Dividends

22.	Will Cash Dividends be paid on shares held in Participants’ Plan Accounts, and will those dividends also be reinvested?

Yes. Shares purchased under the Plan will be identical to all other outstanding shares of BOC’s Common Stock. Shares purchased under the Plan will be entitled to receive any Cash Dividend paid by BOC generally on its Common Stock (provided that the shares have been purchased and are issued and outstanding on the record date for that dividend).

Cash Dividends paid on shares credited to each Participant’s Plan Account will be delivered to the Plan Administrator and also will be reinvested automatically in additional shares of Common Stock. Participants who wish to receive dividends in cash with respect to any shares credited to their Plan Accounts must withdraw those shares as described in Question 24 below.

Termination of Participation in the Plan

23.	How can Participants terminate participation in the Plan?

A Participant may terminate all participation in the Plan by giving written notice of termination to the Plan Administrator. If a Participant’s termination notice is received by the Plan Administrator at least two business days before the record date for a particular Cash Dividend, that dividend will be paid directly to the Participant and will not be reinvested under the Plan. If the Participant’s notice of termination is received less than two business days before the Cash Dividend record date, then, unless the Plan Administrator is able to process the termination notice prior to the record date, the Participant’s termination will not be effective until that Cash Dividend has been paid and reinvested. Following termination of participation, the Plan Administrator will register the number of whole shares credited to the Participant’s Plan Account in the Participant’s name and distribute them to the Participant, either in certificate or uncertificated form, at the Participant’s election, together with a check for the sale proceeds of any fractional share (calculated as described in Question 25 below). As provided in Question 25 below, no fractional shares will be distributed to a Participant.

Withdrawal of Shares From Plan Accounts

24.	May Participants withdraw shares credited to their Plan Accounts?

Yes. Upon written request to the Plan Administrator, a Participant may withdraw all or any number of whole shares credited to the Participant’s Plan Account. After receiving a withdrawal request, the Plan Administrator will register the withdrawn shares in the Participant’s name, either in certificated or uncertificated form, at the Participant’s election. However, no fractional shares may be withdrawn or will be distributed from a Plan Account.

Participants should be aware that periodic withdrawals of shares in certificate form will result in multiple stock certificates. Participants should consider that the risk of the loss, theft or destruction of stock certificates can be minimized by allowing shares purchased under the Plan to be held by the Plan Administrator as described above or, in the case of withdrawals, by electing for withdrawn shares to be directly registered in the Participant’s name in uncertificated form.

If a Participant elects to withdraw less than all shares credited to his or her Plan Account, then any remaining shares will continue to be held by the Plan Administrator as described above. Shares withdrawn from a Participant’s Plan Account may continue to be covered by the Plan for purposes of the reinvestment of Cash Dividends, or those shares may be withdrawn from the Plan altogether so that future Cash Dividends on those shares will be paid directly to the Participant. In order for shares being withdrawn from a Participant’s Plan Account also to be withdrawn from coverage under the Plan, the Participant’s withdrawal request should indicate that the Participant is terminating his or her participation in the Plan as to those shares. Otherwise, the withdrawn shares will continue to be covered by the Plan for purposes of the reinvestment of Cash Dividends.

25.	What happens to any fractional shares when Participants terminate participation in the Plan or withdraw all whole shares from their Plan Accounts?

If a Participant terminates his or her participation in the Plan, or withdraws all whole shares credited to the Participant’s Plan Account, any fractional share credited to the Participant’s account will be sold by the Plan Administrator and a check for the proceeds of the fractional share will be delivered to the Participant. That sale may be made by the Plan Administrator in any manner it considers to be reasonable and appropriate. At its sole option and discretion, it may aggregate fractional shares being sold on a Participant’s behalf with those being sold for other Participants, it may sell the shares through a broker of its choosing (and it is authorized to effect sales through brokerage services provided by it or its affiliates) or in a negotiated transaction without a broker, including a sale to BOC), and it may purchase any fractional shares for itself or on behalf of the Plan or other Plan Participants. Following any sale, the Plan Administrator will issue checks to Participants (whose fractional shares were included in the sale) in amounts equal to their proportionate share of the net sale proceeds (after the deduction of brokerage commissions and other sale costs, if any, paid or incurred by or payable to the Plan Administrator).

26.	What happens if shares registered in the Participant’s name (other than shares held in the Participant’s Plan Account) are transferred or sold?

If all shares of Common Stock registered in a Participant’s name are covered by the Plan and the Participant sells or otherwise disposes of all or a portion of those shares, the Participant’s participation in the Plan will continue as to all shares credited to the Participant’s Plan Account and to all remaining shares registered in the Participant’s name (if any).

If only a portion of the shares registered in a Participant’s name are covered by the Plan and the Participant sells or otherwise disposes of a portion of his or her shares, the Plan will continue to cover all shares credited to the Participant’s Plan Account, together with the lesser of:

•	the number of shares registered in the Participant’s name which were originally covered by the Plan, or

•	all shares which remain registered in the Participant’s name.

Other Information

27.	What are the federal income tax consequences of Participation in the Plan?

The following is a summary discussion of certain anticipated federal income tax consequences of the purchase of New Shares and Market Shares under the Plan.

In general, if a Participant’s Cash Dividend is used to purchase Market Shares, the Participant will be treated for federal income tax purposes as having received dividends in the amount of the Cash Dividend that is used to purchase the Market Shares.

If a Participant’s Cash Dividend is used to purchase New Shares, the Participant generally will be treated for federal income tax purposes as having received a distribution of Common Stock rather than a cash dividend. However, that type of distribution generally will be treated as a dividend in an amount equal to the fair market value of the New Stock as of the Cash Dividend payment date.

To the extent the dividend the Participant is treated as receiving is considered to be made from BOC’s earnings and profits, it will be taxed as ordinary income. BOC has sufficient earnings and profits that Participants can expect the full amount of distributions under the Plan to be taxable as ordinary income.

Purchases of Market Shares and New Shares with Cash Dividends and Cash Payments will be at 100% of the current fair market values. Participants will incur no purchase costs in connection with purchases of Market Shares or New Shares under the Plan.

In the case of a Participant that is a corporation, amounts treated as taxable dividends to the Participant will be eligible for any applicable dividends received deduction otherwise available to it under the Internal Revenue Code of 1986, as amended (the “Code”). No dividend exclusion is available for individuals.

In the case of Participants whose dividends otherwise are subject to federal tax withholding, BOC will make reinvestments under the Plan net of the amount of any required withholding.

Participants will not realize any additional taxable income when shares credited to their Plan Accounts are distributed to them upon their withdrawal of shares or the termination of their participation in the Plan. However, in those events, and as described in Question 25 above, any fractional shares credited to the Participant’s account will be sold with the sale being treated as a redemption of that fractional share interest, subject to the provisions and limitations of Section 302 of the Internal Revenue Code. The amount of a Participant’s gain resulting from the sale of a fractional share interest will be measured by the difference between the proceeds from the sale and the Participant’s tax basis in the fractional share. In addition, Participants will recognize taxable gain or loss (which, for most Participants, will be capital gain or loss) when they sell whole shares purchased through the Plan. The amount of any gain or loss will be the difference between the proceeds from the sale of the whole shares and the Participant’s tax basis in the whole shares.

A Participant’s tax basis in Market Shares purchased using Cash Dividends will be equal to the amount the Cash Dividend used to purchase the Market Shares together with the amount of purchase costs, if any, allocable to those shares as described in Question 20 above. A Participant’s tax basis in New Shares purchased through the

Plan using Cash Dividends will be equal to the fair market value of the New Shares on their purchase date (which is the amount treated as a dividend to the Participant). A Participant’s tax basis in Market Shares or New Shares purchased using Cash Payments will be equal to the cost of the Market Shares or New Shares, including any allocable purchase costs. A Participant’s holding period for Market Shares and New Shares purchased with Cash Payments and Cash Dividends will begin on the day following the purchase date of the stock under the Plan.

The above is only a summary discussion of BOC’s understanding of certain of the federal income tax provisions that generally apply to participation in the Plan under federal income tax laws currently in effect, and the summary does not address all aspects of federal income taxation that may apply to Participants or any aspects of other possible tax consequences (including without limitation foreign, state, or local tax consequences) of participation in the Plan. Each Participant’s individual circumstances (such as, for example, the Participant’s status as a foreign person, a tax-exempt entity, an IRA, a Keogh or similar retirement account, or another entity that is subject to special tax treatment) may create tax consequences that are not described in the summary discussion.

This summary is based on federal tax law, including the Code, and interpretations of federal tax law in case law, regulations, revenue rulings, private letter rulings, technical advice memoranda, and other interpretations by the Internal Revenue Service. Developments in any or all of the foregoing, whether by legislation, regulations, revenue rulings, revenue procedures, court decisions, or otherwise, may have a retroactive effect and materially and adversely may affect the summary of federal income tax consequences expressed herein.

BOC has not obtained any tax opinion regarding the income tax consequences of participating in the Plan. Because each Participant’s situation may vary, all Participants are urged to consult with their own tax advisors as to the federal, state, local, and foreign tax consequences to them of participating in the Plan.

28.	How will stock dividends and stock splits on shares held in Participants’ Plan Accounts be handled?

If BOC distributes additional shares as a stock dividend on, or to effect a split-up of, its outstanding Common Stock, any shares distributed with respect to shares credited to a Participant’s Plan Account also will be credited to the Plan Account and will be held by the Plan Administrator and be covered by the Plan for purposes of the reinvestment of Cash Dividends. Any additional shares distributed with respect to shares covered by the Plan which are held in the Participant’s name will be sent to the Participant and also will automatically be covered by the Plan. Likewise, any reverse split or other combination or reclassification of or affecting BOC’s Common Stock will apply to and affect shares credited to Participants’ Plan Accounts in the same manner that any such transaction affects other shares held of record by Participants.

29.	What happens if BOC has a Common Stock rights offering?

If BOC makes available or distributes to holders of its Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, those rights or warrants will be made available to Participants based on the numbers of shares (including, to the extent practicable, any fractional share interests) credited to their respective Plan Accounts on the record date established for determining the holders of Common Stock entitled to the rights or warrants.

30.	How will shares credited to Participants’ Plan Accounts be voted at meetings of shareholders?

Before each meeting of BOC’s shareholders, each Participant will receive a proxy card covering the aggregate number of shares of Common Stock registered in the Participant’s name and credited to the Participant’s Plan Account. If the Participant’s proxy card is returned, properly signed, or if the Participant appoints proxies to vote the shares in another way permitted by BOC, all those shares will be voted in the manner indicated in the proxy card or other form of appointment of proxy. If the Participant does not return a properly completed proxy card or other appointment of proxy, those shares will not be voted unless the Participant attends the meeting of shareholders and votes in person.

31.	Who regulates and interprets the Plan?

BOC reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

32.	May the Plan be changed or discontinued?

Yes. BOC reserves the right to suspend, modify, amend or terminate the Plan at any time. Participants will be given advance written notice of any action of that type by BOC. However, there is no requirement that a Participant consent or agree to a change of that type in order for it to take effect.

33.	From whom will the Plan Administrator take instructions regarding a Participant’s Plan Account?

The Plan Administrator is authorized to act and rely on the oral or written instructions or directions of a Participant (or, for Plan Accounts held jointly by two or more Participants, by any one or more of them) regarding all matters relating to the Participant’s Plan Account, the purchase of Common Stock with Cash Dividends or Cash Payments, termination of the Participant’s participation in the Plan, the withdrawal of shares from the Plan Account, and any other matter arising under the Plan or relating to the Plan Account. However, the Plan Administrator and BOC at any time may require that any instructions or directions be given to them in writing and/or that all joint holders of a Plan Account consent to or acknowledge any instructions or directions, and they may refuse to take any action requested by a Participant until they receive the written instructions, consent or acknowledgment they request.

34.	What is the responsibility of BOC and the Plan Administrator?

The Plan Administrator has no duties, responsibilities or liabilities except those that are expressly described in this Plan and, except in cases of gross negligence or willful misconduct, it will not be liable for any action it takes in good faith, or for any good faith omission to act, in connection with the Plan or any Participant’s Plan Account, including any claims of liability arising out of:

•	failure to terminate a Participant’s Plan Account upon the Participant’s death prior to the receipt of written notice death;

•	the prices and times at which shares of Common Stock are purchased;

•	the determination of whether Market Shares or New Shares will be purchased; or

•	fluctuations in the market value of Common Stock held in a Participant’s Plan Account.

Participants should understand that neither BOC nor the Plan Administrator makes any recommendation as to whether a Shareholder should participate in the Plan or purchase additional shares of the Common Stock (through the reinvestment of Cash Dividends or through Cash Payments), and that no assurances are given by BOC or the Plan Administrator regarding the future value of any shares of Common Stock purchased under the Plan.

35.	Notices.

Notices or other communications to a Participant regarding any matter under the Plan or the Participant’s Plan Account will be considered to have been given by the Plan Administrator or BOC if addressed and mailed by U.S. Mail, first class postage prepaid, to the Participant at his or her address of record reflected in BOC’s shareholder records. Plan Account statements will be mailed by the Plan Administrator to Participants at the same addresses. To insure the timely receipt of notices and account statements, each Participant should promptly notify BOC and the Plan Administrator of any change of address.

Notices or other communications by a Participant to the Plan Administrator should be addressed and mailed by U.S. Mail, first class postage prepaid, to the Plan Administrator at its address communicated from time to time to Participants. Participants will be promptly notified of changes in the Plan Administrator’s address or, if a successor Plan Administrator is appointed, of its address.

THE COMPANY

BOC is a North Carolina corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BOC was organized by the Bank and incorporated on May 30, 2006, for the sole purpose of serving as the Bank’s parent bank holding company. The Bank is an insured, North Carolina-chartered bank that began operations on December 7, 1998. On August 18, 2006, we completed a corporate reorganization and share exchange in which the Bank became BOC’s wholly-owned bank subsidiary. Upon completion of the reorganization, each of the outstanding shares of the Bank’s common stock was converted into and exchanged for one newly issued share of BOC Common Stock. The Bank’s directors and executive officers became the directors and officers of BOC and, when the reorganization was completed, the Bank’s shareholders became shareholders of BOC owning the same percentages of BOC’s Common Stock as they previously owned of the Bank’s stock. The reorganization had no impact on the Bank’s banking operations. BOC’s consolidated capitalization, assets, liabilities, income and expenses immediately following the reorganization were substantially the same as those of the Bank immediately prior to the reorganization.

BOC currently has no separate operations and conducts no business on its own other than owning all the Bank’s outstanding common stock and supporting its business. BOC’s headquarters are located in the Bank’s main offices at 135 Boxwood Village Drive, Mocksville, North Carolina 27028, and its telephone number at that address is (336) 751-5755. Through the Bank, BOC engages in a general, community-oriented commercial and consumer banking business.

REGULATORY CONSIDERATIONS

Since BOC is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), it is subject to supervision and examination by, and the regulations and reporting requirements of, the Federal Reserve Board (the “FRB”). Under the BHCA, a bank holding company’s activities generally are limited to banking, managing or controlling banks, or engaging in other activities the FRB determines are closely related and a proper incident to banking or managing or controlling banks.

The Bank is an insured, North Carolina-chartered bank. Its deposits are insured under the FDIC’s Deposit Insurance Fund, and it is subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). The FDIC and the Commissioner are its primary federal and state banking regulators. The Bank is not a member bank of the Federal Reserve System.

USE OF PROCEEDS

Shares purchased by the Plan Administrator under the Plan may be outstanding shares purchased on the open market or in privately negotiated transactions, or newly issued shares purchased directly from BOC. We will receive proceeds from purchases of shares under the Plan only to the extent that those purchases involve newly issued shares. We will not receive any proceeds from purchases of outstanding shares on the open market or in privately-negotiated transactions. We currently do not know the number of new shares of common stock that we ultimately will issue and sell through the Plan, if any, or the prices at which any newly issued shares will be sold or the amount of proceeds we will receive for those shares. We will use the proceeds from any sales of newly issued shares for general corporate purposes, including investments in, or extensions of credit to, the Bank for use in its general banking operations.

WHERE YOU CAN FIND MORE INFORMATION

BOC files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy the materials we file without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. You will find a link to the SEC’s website on the Bank’s Internet website (www.bankofthecarolinas.com).

BOC has filed a registration statement on Form S-3 with the SEC relating to the shares of Common Stock that may be purchased for Participants under the Plan. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the same manner as is described above for reports BOC files with the SEC. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

The registration statement filed with the SEC utilizes the “shelf” registration process. From time to time we may file additional prospectuses or prospectus supplements that add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus or prospectus supplement. You should read this prospectus together with additional information described below under the heading “Incorporation of Certain Documents by Reference.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede information that is contained, or incorporated by reference into, this prospectus. The following documents are incorporated by reference into this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2006 (other than the information in that report under the subcaption “Item 5. Market for Common Equity, Related Stockholder Matters and Purchases of Equity Securities—Performance Graph”);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;

•

our Current Reports on Form 8-K dated January 24, 2007, January 25, 2007, March 28, 2007, April 12, 2007, April 23, 2007, May 24, 2007, July 23, 2007, September 26, 2007, October 31, 2007, November 14, 2007, December 10, 2007, and January 28, 2008;

•	the description of our common stock contained in our Current Report on Form 8-K filed under Rule 12g-3 dated August 18, 2006; and

•

all documents that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file an amendment to the Registration Statement which indicates that all Common Stock being offered has been sold, or which deregisters all securities then remaining unsold.

We will provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, on the written or oral request of any such person, a copy of any or all of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference into that filing). Requests should be directed to our Chief Financial Officer, Eric E. Rhodes, at Bank of the Carolinas Corporation, 135 Boxwood Village Drive, Mocksville, North Carolina 27028, Telephone (336) 751-5755.

INDEMNIFICATION

BOC’s directors and officers are entitled to indemnification as expressly permitted by the provisions of the NCBCA and our Bylaws. We have purchased a liability insurance policy for our directors and officers which, subject to limitations set forth in the insurance policy, indemnifies them for certain liabilities which they, or any one of them, may incur in connection with the performance of duties in their official capacities. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers, or controlling persons, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into it by reference contain statements relating to our financial condition, results of operations, plans, strategies, trends, results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in our Annual Report on Form 10-K and in other documents we file with the SEC from time to time. Copies of those reports are available directly through the SEC’s website at www.sec.gov. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to:

•	changes in competitive pressures among depository and other financial institutions or in our ability to compete successfully against the larger financial institutions in our banking markets;

•	the financial success or changing strategies of our customers;

•	actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business;

•	changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the volumes and values of loans we make and securities we hold;

•	changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking market;

•

changes in general economic or business conditions and and changes in real estate values in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and

•	other developments or changes in our business that we do not expect.

Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update any forward-looking statements.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Ward and Smith, P. A., Raleigh, North Carolina.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, have been incorporated by reference in reliance on the report of Dixon Hughes PLLC, an independent registered public accounting firm, as indicated in their report included in those financial statements.

ENROLLMENT AGREEMENT BANK OF THE CAROLINAS CORPORATION DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

I (jointly and severally if more than one) hereby adopt the terms and conditions of the BANK OF THE CAROLINAS CORPORATION (“BOC”) DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN (the “Plan,” as currently in effect and as it is amended from time to time) described in the prospectus relating to the Plan dated January 30, 2008, and hereby appoint First-Citizen Bank & Trust Company and its successors (the “Plan Administrator,” including any successor appointed by BOC from time to time) as my agent under the terms of the Plan. I direct BOC to pay and deliver to the Plan Administrator all Cash Dividends paid on shares of BOC’s Common Stock registered in my name as specified below, and I authorize the Plan Administrator, acting as my agent under the Plan and this Agreement, to reinvest all such Cash Dividends, together with any and all Cash Payments it receives from me from time to time, toward the purchase of additional shares of BOC’s Common Stock for my Plan Account, all as provided in and subject to the terms and conditions of the Plan. Upon acceptance by the Plan Administrator, this Enrollment Agreement (together with the terms and conditions of the Plan as in effect from time to time) shall be an Agreement between me, the Plan Administrator and BOC regarding my participation in the Plan and will remain in effect until it is terminated in the manner provided in the Plan.

Enrollment Options (choose one):

☐	Full Dividend Reinvestment: I (we) wish to reinvest cash dividends on all shares of BOC’s common stock held of record in my (our) name (including any additional shares held in my (our) name in the future), together with any optional Cash Payments I (we) choose to make from time to time.

☐	Partial Dividend Reinvestment: I (we) wish to reinvest cash dividends on shares of BOC’s common stock held of record in my (our) name, together with any optional Cash Payments I (we) choose to make from time to time. Other shares held of record in my (our) name in the future will not be covered by the Plan.

Mail this Enrollment Agreement in the enclosed envelope to: First Citizens Bank, Shareholder Services Dept.—FCC61, P.O. Box 29522, Raleigh, N.C. 27626-0522.

By signing this Enrollment Agreement below, I (we) acknowledge receipt of a copy of the Prospectus dated January 30, 2008, relating to the Plan and shares of BOC’s common stock that may be purchased under the Plan for my (our) Plan Account.

Please print your name and address in which your BOC common stock is registered:	Please sign below exactly as your name appears on BOC’s shareholder records:

Name	Signature Date	Tax I.D. Number

Name of Joint Owner of Stock (if any)	Signature of Joint Owner of Stock Date

Address	Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

City State Zip Code

DIVIDEND REINVESTMENT

AND STOCK PURCHASE PLAN

PROSPECTUS

JANUARY 30, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Estimated expenses in connection with the issuance and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee	$43
Legal fees	15,000
Printing fees	3,000
Other expenses	5,000

Total	$23,043

Item 15.	Indemnification of Directors and Officers

Indemnification Under North Carolina Statutes

The North Carolina Business Corporation Act (the “NCBCA”) generally provides for the indemnification of officers and directors of corporations in the manner described below.

Permissible Indemnification. The NCBCA allows corporations, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify their officers, directors, employees and agents and any persons who are or were serving at the corporations’ request as directors, officers, employees or agents of other entities or enterprises or as trustees or administrators under employee benefit plans, against liability and expenses, including reasonable attorneys’ fees, in any proceedings (including without limitation proceedings brought by or on behalf of the corporations themselves) arising out of their status as such or their activities in any of the foregoing capacities. A corporation’s charter or bylaws, or a contract or resolution, may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification and may include provisions establishing reasonable procedures for determining and enforcing those rights.

Corporations may indemnify persons against liability expenses incurred only where those persons conducted themselves in good faith and reasonably believed (1) in the case of conduct in their official corporate capacity, that their conduct was in the corporation’s best interests, and (2) in all other cases, that their conduct was at least not opposed to the corporations’ best interests; and, in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. However, corporations may not indemnify persons either in connection with proceedings by or in the right of the corporations in which persons were adjudged liable to the corporations, or in connection with other proceeding charging improper personal benefit to the persons (whether or not involving action in an official capacity) in which the persons were adjudged liable on the basis that personal benefit was improperly received.

Mandatory Indemnification. Unless limited by a corporation’s charter, the NCBCA requires corporations to indemnify their directors or officers who are wholly successful (on the merits or otherwise) in the defense of proceedings to which they were a party because they were directors or officers of the corporations against reasonable expenses incurred in connection with the proceedings.

Advance for Expenses. Expenses incurred by directors, officers, employees or agents of corporations in defending proceedings may be paid by the corporations in advance of the final disposition of the proceedings as authorized by their boards of directors in the specific case, or as authorized by their charters or bylaws or by any applicable resolutions or contracts, upon receipt of undertakings to repay amounts advanced unless it ultimately is determined that the persons are entitled to be indemnified against those expenses.

Court-Ordered Indemnification. Unless otherwise provided in a corporation’s charter, directors or officers of corporations who are parties to proceedings may apply for indemnification to the courts conducting the proceedings or to other courts of competent jurisdiction. On receipt of an application, the courts, after giving any notice they deem necessary, may order indemnification if they determine either (1) that the directors or officers are entitled to mandatory indemnification as described above, in which case the courts also will order the corporations to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (2) that the directors or officers are fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not they met the requisite standard of conduct or were adjudged liable to the corporations in connection with proceedings by or in the right of the corporations or on the basis that personal benefit was improperly received in connection with any other proceedings so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Parties Entitled to Indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless their charters provide otherwise, corporations may indemnify and advance expenses to their officers, employees or agents to the same extent as to their directors and also may indemnify and advance expenses to officers, employees or agents who are not directors to the extent, consistent with public policy, as may be provided in their charters or bylaws, by general or specific action of their boards of directors, or by contract.

Indemnification of Registrant’s Directors and Officers

Registrant’s Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law and require Registrant’s Board of Directors to take all actions necessary and appropriate to authorize such indemnification. Under North Carolina law, corporations may purchase insurance on behalf of persons who are or were their directors or officers against liability arising out of their status as such. Registrant currently maintains a directors’ and officers’ liability insurance policy covering its directors and executive officers.

Elimination of Director Liability

Registrant’s Articles of Incorporation provide that, to the extent permitted by the NCBCA, individuals serving as directors will not be personally liable in an action by or in the right of Registrant or otherwise for monetary damages for breach of their duties as directors. Under this charter provision, if the North Carolina statutes are amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Registrant’s directors will be eliminated or limited to the fullest extent permitted by the statutes as amended.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Form of opinion of Ward and Smith, P.A. (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mocksville, State of North Carolina, on January 30, 2008.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ ROBERT E. MARZIANO
Robert E. Marziano
Chairman, President and
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors or officers of BANK OF THE CAROLINAS CORPORATION, by his or her signature below, hereby constitutes and appoints each of ROBERT E. MARZIANO and ERIC E. RHODES, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ ROBERT E. MARZIANO Robert E. Marziano	Chairman, President, and Chief Executive Officer (principal executive officer)	January 30, 2008

/S/ JERRY W. ANDERSON Jerry W. Anderson	Director	January 30, 2008

/S/ ALAN M. BAILEY Alan M. Bailey	Director	January 30, 2008

/S/ WILLIAM A. BURNETTE William A. Burnette	Director	January 30, 2008

/S/ JOHN A. DRYE John A. Drye	Director	January 30, 2008

/S/ THOMAS G. FLEMING Thomas G. Fleming	Director	January 30, 2008

Signature	Title	Date

/S/ JOHN W. GOOGE John W. Googe	Director	January 30, 2008

/S/ HENRY H. LAND Henry H. Land	Director	January 30, 2008

/S/ MICHAEL D. LARROWE Michael D. Larrowe	Director	January 30, 2008

/S/ STEVEN G. LAYMON Steven G. Laymon	Director	January 30, 2008

/S/ GRADY L. MCCLAMROCK, JR. Grady L. McClamrock, Jr.	Director	January 30, 2008

	Director	January , 2008
Lynne Scott Safrit

/S/ FRANCIS W. SLATE Francis W. Slate	Director	January 30, 2008

/S/ STEVEN R. TALBERT Steven R. Talbert	Director	January 30, 2008

/S/ ERIC E. RHODES Eric E. Rhodes	Vice President and Chief Financial Officer (principal financial and accounting officer)	January 30, 2008

EXHIBIT INDEX

Exhibit Number	Description
5.1	Form of opinion of Ward and Smith, P.A. (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Ward and Smith, P.A. (contained in its opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)